Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CNVO - Q4 2010 Convio Earnings Conference Call

Event Date/Time: Feb 03, 2011 / 01:30PM  GMT

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

CORPORATE PARTICIPANTS

Jim Offerdahl

Convio Inc. - VP, CFO

Gene Austin

Convio Inc. - CEO

CONFERENCE CALL PARTICIPANTS

Tom Roderick

Stifel Nicolaus - Analyst

Mark Murphy

Piper Jaffray - Analyst

Patrick Walravens

JMP Securities - Analyst

Brendan Barnicle

Pacific Crest - Analyst

Laura Letterman

William Blair - Analyst

Edward Calkins

RGM Capital - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. Thank you for standing by. Welcome to today’s Convio fourth quarter and fiscal year 2010 earnings conference call. Today’s call is being recorded. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions.

You may listen to a webcast replay of the call by going to the investor relations section of Convio’s website. I will now turn the call over to Jim Offerdahl, Convio’s Chief Financial Officer.

Jim Offerdahl - Convio Inc. - VP, CFO

Good morning. We are very pleased that you could join us today to discuss Convio’s results from the fourth quarter and full year 2010. I’ll cover the Safe Harbor statement, then turn the call over to Gene Austin, Chairman of the Board, Chief Executive Officer, and President of Convio.

During this call, we will be referring to both GAAP and non-GAAP financial measures. We believe that non-GAAP measures are more representative of how we internally measure the business, and they’re reconciled to GAAP in the tables attached to our press release and on our website.

The non-revenue financial measures we will discuss today are non-GAAP unless we state the measure as a GAAP number. These non-GAAP measures exclude stock-based compensation expense and amortization and intangibles related to an acquisition we completed in 2007.

Any non-GAAP outlook we provide has not been reconciled to the comparable GAAP outlook, because, among other things, we cannot reliably estimate our future stock-based compensation expense, which is dependent on our future stock price. A reconciliation of GAAP and non-GAAP results is available in the press release we issued today, which is available on our website at convio.com.

During the course of this conference call, we will discuss our business outlook and make other forward-looking statements regarding our current expectations of future events and the future financial performance of the company. We want to remind you that these forward-looking statements are based on information available to us today, and are subject to risk and uncertainty. We assume no duty or obligation to update these forward-looking statements, even though our situation may change in the future.

We encourage you to review our press release and our filings with the SEC, which are available at sec.gov, for additional information on risk factors that could cause actual results to differ materially from our current expectations. I will now turn the call over to Gene Austin. Gene?

Gene Austin - Convio Inc. - CEO

Thank you, Jim, and thanks to all of you for joining us this morning. I am pleased to announce that the fourth quarter capped off a very successful 2010 for Convio. Revenue for the fourth quarter was $17 million, up 8% from 2009 and above our guidance of $16.5 million to $16.7 million. Non-GAAP net income was $0.8 million, up from $0.1 million a year ago. Non-GAAP EPS was $0.04, above our guidance of $0.01 to $0.03.

For the year, revenue was $69.7 million, up 11% from 2009 and above our guidance of $69.2 million to $69.4 million. Non-GAAP net income was $6.6 million. Non-GAAP EPS was $0.38, above our guidance of $0.34 to $0.36.

Now let me address some specific highlights for both the quarter and the year. The first highlight was our sales performance. Recall that we have provided qualitative discussions about our bookings performance during the course of the year. Our definition of bookings includes new business and up-sells, but does not include renewals. Sparked by strong new client growth and large transactions, we achieved sales growth of 11% in 2010, which exceeded our target by several points. This compares very favorably to relatively flat sales growth for 2009.

We had strong growth in our services business, driven primarily by large deals as services grew at 39% in 2010. Let me also add that our new client additions for 2010 increased by 34% from the prior year. In short, we entered 2010 with a lot of uncertainty regarding sales into the nonprofit sector. But we exit the year well ahead of our goal, and in a position to build on that momentum.

Another highlight was our ability to produce strong margin expansion from operational efficiency, reduced churn, and revenue growth in a choppy market. When we went public, we made very clear that revenue growth was our number priority, and we intend to do that in tandem with our goal of continued annual operating margin expansion. We executed quite well in these goals, which I believe is a testament to Convio’s management team, the strength of our offerings, and our commitment to client success. In 2010, we significantly increased our non-GAAP operating margins by more than three percentage points over 2009.

Next is the return of large transactions to our selling mix. In Q4, we closed two transactions with software monthly recurring revenue exceeding $20,000. Multiple Sclerosis Society of Canada was our latest win in the Canadian market, as we continue to expand our penetration. All totaled, we closed five large deals in 2010. And that equals the number of large transactions closed in 2008 and 2009 combined. As we continue our investment in Convio online marketing, TeamRaiser, and now Common Ground for enterprise nonprofits, I expect to see continued momentum in large transactions in 2011.

2010 was a year of strong progress for our Common Ground offering. New Common Ground clients grew more than 45% compared to Q4 of 2009, and are up 85% for the year. The power of the Force.com platform from Salesforce.com, with Convio’s unique domain expertise, has produced the next generation constituent management solution, which positions us quite favorably versus the legacy donor databases sold by most of our competition.

In December, we introduced the Common Ground online fundraising module, which is designed to provide mid-sized nonprofits with a fully online fundraising and marketing engine directly integrated with Common Ground. By adding online marketing and fundraising, nonprofits can manage all of their essential fundraising functions from one easy, yet powerful platform. Common Ground online fundraising should raise our average revenue per transaction.

Our Common Ground growth story also reflects increasing interest from large nonprofits seeking to use Common Ground as their centerpiece for managing constituent relationships across the enterprise. We exit the year with a strong list of enterprise organizations like Susan G. Komen for the Cure, Juvenile Diabetes Research Foundation, Boys and Girls Clubs of America, and Environmental Defense Fund. These anchor organizations, which must manage constituent populations ranging from 100,000 to several million, are helping us develop Common Ground to serve other enterprise nonprofits.

I am pleased at our progress during 2010. Not only did we successfully transition to a public company, but we drove sales revenue and operating margin growth, while positioning the company to take advantage of great market opportunities in future years.

Now let me turn to 2011. We expect to continue our sales and revenue growth by focusing on the following — ensuring we remain the clear leader in online marketing and fundraising, rapidly expanding in the mid-market with Common Ground, and increasing investment in the high end of our market with Common Ground for enterprise nonprofits. Combined, we believe these strategies will position Convio as the leader in constituent engagement solutions designed to maximize the value of each and every supporter.

Let me spend just a few minutes on the opportunity with enterprise nonprofits. Recall that 30 of the top 50 US nonprofits are customers of Convio Online Marketing. These nonprofits are telling us that they must move beyond the traditional donor database application and invest in a solution that can manage all supporter relationships from both online and offline channels in a much more meaningful way. They feel that their legacy on-premise systems were designed with traditional channels in mind, and don’t effectively comprehend today’s world of online, direct mail, social media, and one-to-one engagement.

Providing a solution to these large nonprofits, giving them a 360 degree view of their interactions with supporters, is a fantastic opportunity for Common Ground. Common Ground and Convio Online Marketing provide a strong solution for allowing them to build better marketing and fundraising strategies across traditional and new media for more efficient and effective campaigns. Add the strength of Convio’s 100% on-demand approach, and we believe we are well-positioned for success in the enterprise.

With that in mind, let me elaborate on the acquisition of Strategic One we announced on Monday. Strategic One strengthens our enterprise offering as we add the experience and expertise of a leading provider of data analytics, predictive modeling, and other database marketing services. Strategic One services help nonprofits discover, analyze, and act on information to more effectively attract new constituents, retain existing donors, reactivate lapsed supporters, and steward each relationship to a higher level of engagement, which improves the lifetime value of each relationship.

Strategic One serves primarily large nonprofits, and is a great complement to our Common Ground enterprise strategy. One of the unique aspects of Strategic One is their client-centric model that customizes the modeling and analytics to the unique needs of each client. We believe our clients will value this approach over the one-size-fits-all services from competitive offerings.

While Strategic One’s market has centered around direct mail and traditional marketing techniques, we believe there will be great opportunity to provide their core suite of analytics and modeling to our large online client base that has years of online data on interactions, advocacy campaigns, and donation history. In the end, Strategic One is a great complement to our existing offerings, and will provide core services that allow our clients to maximize the use of both Common Ground and Convio Online Marketing.

Let me conclude with our business outlook for 2011. During the fourth quarter, we saw a healthier market and growing demand for our software and services, represented by our record new client adds in the quarter. Additionally, I recently attended a client user conference of about 20 customers where all but one reported stronger end-of-year fundraising results, compared to one year ago. As a result, our clients and prospects enter 2011 with a stronger level of confidence in their ability to increase revenues. As we look at 2011, we believe our bookings will grow at a faster rate than last year, fueled by continued large (inaudible - background noise) success, the strength of Convio Online Marketing, and Common Ground.

Turning to revenue growth, as many of you know, our long-term goal is to return our growth rate to 20%, using the strategies outlined earlier. As we look at revenues for 2011, Convio’s growth rate should take significant steps towards that goal. We believe our quarterly year-over-year growth rates will be significantly higher in the second half of 2011, compared to recent quarters.

In closing, we look forward to delivering a strong 2011 by remaining the clear leader in online marketing and fundraising, rapidly expanding Common Ground in the middle market, and growing our enterprise sales by enhancing Common Ground for enterprise nonprofits, all complemented by strategic services such as those provided by Strategic One. With that, I’ll turn the call back over to Jim.

Jim Offerdahl - Convio Inc. - VP, CFO

Thank you, Gene, and again, thanks to all of you for joining us today for our Q4 earnings call. Convio achieved $17 million of revenue in Q4, up 8% from the same period last year, and above our guidance of $16.5 million to $16.7 million. We experienced revenue growth of 11% for the full year of 2010, finishing at $69.7 million for the year.

Usage revenue was $2 million in Q4, up 22% from Q4 of last year. Sequentially, Q4 usage revenue was less than Q3, as usage revenue is seasonal in nature, with the majority of the events occurring in Q2 and Q3. For the full year of 2010, our usage results were very strong at $11.4 million, up 39% from 2009, with organic growth of 28%, both reflecting strong market share among nationally-known events, as well as local and regional events.

Subscription and services revenue was $15 million in Q4, up 6% from Q4 of last year. For the year, subscription and services revenue was $58.4 million, also up 6% from 2009.

As Gene mentioned, 2010 was a very good year for large deals, as we closed five during the year. In addition, we grew new client adds by 34%, fueled by Common Ground. These achievements, along with the higher than expected bookings performance we achieved in 2010, should result in our quarterly year-over-year growth rates being significantly higher in the second half of 2011, compared to recent quarters.

Our churn performance continued to improve in 2010, as we achieved an annual churn rate of 9.5%, equal to the better end of our target range, 9.5% to 10%. 2010 was the last year of the GetActive platform, so we expect churn to improve again in 2011, to a range of 8.5% to 9%. We calculate churn as any loss of software monthly recurring revenue during the year divided by our total software monthly recurring revenue at the beginning of the year. We believe this is a tough and conservative definition, as it excludes any up-sell activity.

Turning to our margins and expenses, for the full year 2010, we increased our non-GAAP gross margins by nearly a full point, to 64.2%, as we benefited from positive margin drop-through from a strong usage revenue performance. For 2011, we expect our non-GAAP gross margins for the year to improve again, [by less than a percentage point] (corrected by company after the call).

Non-GAAP sales and marketing expense was $6 million in Q4, or 35.3% of revenue. This expense was up sequentially from Q3, in both absolute dollars and percentage of revenue terms, for the reasons we noted in our last call. Sales headcount additions, higher commissions, and expenses related to our client conference in October.

For the full year 2010, non-GAAP sales and marketing expense was $21.8 million, or 31.3% of revenue, an increase of $1 million from 2009, due primarily to higher commissions and the hiring of sales reps. At the end of 2010, we had 30 quota-carrying sales reps, up six from the end of 2009, and up four from the middle of 2010. For 2011, we expect our non-GAAP sales and marketing expense for the year to be roughly 29% to 31% of revenue, including continued additions to our sales organization. Of course, this can fluctuate quarterly, especially as commissions fluctuate with timing and bookings.

Our non-GAAP research and development expense was $10.2 million for the full year of 2010, up $0.5 million from last year, and at 14.6% of revenue, was [80 basis points] (corrected by company after the call) less than last year. We continued to grow our R&D investment dollars in dollar terms during 2010, and we will continue to do so going forward, particularly in Common Ground functionality, such that we expect our non-GAAP R&D expense for 2011 to be roughly 14% to 16% of revenue.

Non-GAAP G&A expense for the full year of 2010 was $5.9 million, and at 8.4% of revenue, was [20 basis points] (corrected by company after the call) more than 2009, driven by higher costs associated with being a public company. For 2011, we anticipate non-GAAP G&A expense to continue to grow in absolute dollars for the same reason, and be roughly 9% of revenue.

Non-GAAP operating income was $600,000 in Q4, and at 3.6% of revenue, was up [160 basis points] (corrected by company after the call) from the same period last year. Non-GAAP operating income for 2010 was 9.9%, up a strong 3.2 percentage points from the prior year, reflecting the leverage in our business model and good drop-through from our excellent revenue performance in 2010. Looking forward into 2011, even with increased investments in sales and marketing and R&D, we expect to increase our 2011 non-GAAP operating margin by approximately one percentage point over 2010.

Adjusted EBITDA for the full year was $9.2 million, up $2.6 million from 2009, reflecting the revenue growth and margin improvement. We define adjusted EBITDA as net income adjusted for interest, taxes, depreciation and amortization, stock-based comp, and certain non-cash or non-recurring items.

Convio’s effective cash tax rate for full year 2010 was 8% on GAAP pre-taxed income. For 2011, we are expecting our effective cash rate to be approximately 10%. At the end of 2010, our deferred tax asset of $13.4 million was fully reserved, with a significant portion of that deferred tax asset relating to our annual of approximately $29 million. We will continue to monitor the valuation allowance on our deferred tax asset to determine when and by how much that valuation allowance should be released.

Q4 non-GAAP net income and EPS were $0.8 million, or $0.04 per share, versus net income of $0.1 million, or $0.01 per share, in Q4 of last year, and above our guidance of $0.01 to $0.03. Weighted average diluted shares outstanding increased significantly from 13.9 million shares for Q4 of last year to 19 million shares for Q4 of this year, commensurate with our Q2 IPO.

Full year 2010 non-GAAP net income and EPS were $6.6 million, or $0.38 per share, also above our guidance of $0.34 to $0.36. Full year non-GAAP EPS reflects 17.5 million weighted average diluted shares outstanding. Now turning to our balance sheet and cash flow, we ended Q4 with $56.5 million in cash and marketable securities. We generated $9.1 million in operating cash flow for the year, or over 13% of revenue.

Deferred revenue was $15.9 million at the end of Q4, down from $16.4 million at September 30, 2010, as the amount of annual billings in Q4 was less than it was in Q3. As a reminder, deferred revenue is not a good proxy for bookings, as we typically bill quarterly in advance, with some being annual in advance. Therefore, total contract value is not in our deferred revenue.

DSLs were 43 days at the end of 2010, and averaged 47 days during the year — ten days better than our average in 2009. CapEx was $2.6 million for the full year of 2010, within our typical range of 3% to 4% of revenue. We generated free cash flow of $6.7 million for the year, up 34% from 2009.

Let me turn to the Strategic One acquisition, which we announced on Monday. We paid approximately $5 million in cash, and may also pay up to $1.3 million in cash based on successful achievement of performance targets, payable over the next three years. To give you some context, Strategic One had revenues of approximately $2 million in 2010. We would expect a similar revenue contribution in 2011, as we integrate the acquisition. We expect the acquisition to neutral to non-GAAP EPS in Q1 and on a full-year basis for 2011. We do expect an increase in amortization and intangibles, which would be excluded from our non-GAAP earnings and EPS. Note that the amortization amounts won’t be finalized until an independent valuation of intangibles and purchase price accounting is complete. Strategic One is a services business, so there’s minimal deferred revenue.

Before I turn to guidance, I would like to note that, on January 1, 2011, we adopted EITF08-1 on a prospective basis. The eventual impact of adopting this standard is to better match service revenue with associated service expense. Under prior revenue recognition rules, we generally recognized service as revenue over the life of the contract — typically three years — while we recognized expense as those services were delivered, hence the mismatch.

Under the new revenue recognition rules, we will generally recognize service as revenue as those services are delivered. From a financial statement standpoint, beginning with our Q1 2011 results, we will report our revenue on three separate lines — subscription revenue, services revenue, and usage revenue. We will report cost of revenue and gross margins on two separate lines — subscription/usage and services.

From a gross margin perspective, we expect services margins on our quarterly financial statements in 2011 to start out in the negative territory due to the mismatch of revenues and expenses under the old method on a portion of the revenue relating to service contracts entered into prior to 2011. Our services margins will improve steadily thereafter, as more of our services revenue is recognized under the new method, with the signing of new contracts. We currently believe the services margins will be in positive territory in 2012.

Now let me turn to guidance. For the first quarter of 2011, we expect revenue to be in the range of $17.7 million to $17.9 million, which would be an increase of 6% to 7% from Q1 of last year. Recall that in Q1 of 2010, our usage revenue was higher than expected due to Haitian relief efforts. We expect minimal to no impact to Q1 revenue from the new services revenue recognition rules.

We expect non-GAAP EPS to be in the range of $0.02 to $0.04. This is based on an estimate of 19.4 million weighted average diluted shares outstanding. For the full year 2011, we expect revenue to be in the range of $77.5 million to $79.5 million, which would be an increase of 11% to 14% from 2010, and above current consensus estimates. We believe our quarterly year-over-year growth rates will be higher in the second half of 2011, compared to recent quarters. We expect non-GAAP EPS to be in the range of $0.38 to $0.41.

Recall that our 2010 weighted average diluted shares outstanding for the year was 17.5 million, which included only a partial year impact of our IPO. Our 2011 EPS guidance is based on an estimate of 20.1 million weighted average diluted shares outstanding for the year, reflecting the full impact of our IPO.

In closing, we are pleased with our financial results and operational success for 2010. We look forward to sharing our progress with you on our Q1 call in May. At this time I will now turn the call back to the operator for your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions.)

And our first question comes from the line of Tom Roderick, Stifel Nicolaus.

Tom Roderick - Stifel Nicolaus - Analyst

Hi, gentlemen, good morning. So, Gene, if I go back to the Q3 call, you know, your commentary on that call suggested that the environment was, perhaps, still improving, but maybe not at the same pace as you saw earlier in the year. So now, coming out of Q4, I sense a more bullish tone. And I guess that’s highlighted by your bookings commentary for next year. So can you help maybe break apart what’s driving that perhaps more bullish tone? How much of that is just execution from your Salesforce — what you saw in Q4 — versus an improving backdrop of the whole nonprofit space?

Gene Austin - Convio Inc. - CEO

Yes, Tom, I really think it’s a combination of both. Let me talk a little bit about the client environment for a second, or the fundraising environment. So our clients raised about $1.3 billion in 2010, which was up about 40%. The last ten days of 2010, which, obviously, Q4 is a big benchmark for the health of fundraising, when you look at the last ten days of — or you look at the last quarter. In the last ten days of 2010, our clients raised a little over $90 million, and that was up 38% year over year on our online system. So that was a good indication, and I think that set a good tone going into 2011.

Now let’s talk a little bit about execution. The first thing I would note is that I felt like our close rates were significantly stronger in Q4. We had in Q3 a lot of fence-sitters, a wait-and-see type of approach, but a lot more of those organizations converted to business in Q4. And I believe that we have turned a corner to some degree. Certainly not calling everything off, like, the recession completely over, but definitely entered the year in a more bullish — feeling more bullish than we did certainly a year ago. When you look at our business across the board, you know, our new business in 2010 and our up-sell business — they both contributed to the overall bookings growth rate, which is different than prior years, where up-sells were leading the charge. So new business definitely made a come-back in 2010, which, again, I think speaks volumes to how our market is unfolding and how we believe things are shaping up.

Tom Roderick - Stifel Nicolaus - Analyst

That’s great commentary. And then, as you look forward to 2011, and you talk about this bookings rate that’s faster than the 11% sales growth you saw in 2010, how much are you relying again on big deals to sort of drive that acceleration?

Gene Austin - Convio Inc. - CEO

You know, again, I think our big deal belief is two to three a year, which has been historical for Convio, so I think we’re very comfortable that our bookings can exceed last year, based on norms, if you will, on large deals.

Tom Roderick - Stifel Nicolaus - Analyst

Okay. Jim, turning to the modeling side, as we look at ‘11, how should we think about the respective growth rates — just in a general ballpark or order of magnitude — between usage, subscription, and services, understanding that you did have a couple of big deals in Q2 that ought to contribute more on the usage side this year?

Jim Offerdahl - Convio Inc. - VP, CFO

Yes, so from a usage standpoint, we did have four large deals in 2010, which had a large team [raising] component. And so, you know, we had a very strong year in usage, up 39%, and our growth rates in usage — we still expect to be strong in 2011, and perhaps a bit less than 39%, but still quite strong. From a subscription and services standpoint, we believe our growth rates are bottoming out there, as is our total revenue, and because of the strong bookings year that we had in 2010, and the bookings growth we expect for 2011, we expect those growth rates to tick up significantly in the second half of 2011.

Tom Roderick - Stifel Nicolaus - Analyst

Okay, great. Last one from me just on Q1, on the margin from, Jim. As we think about the impact of the recent acquisition, and then, also, on the rev rec change associated with services, can you give an aggregate impact to Q1 of those two elements, whether it’s margin structure or, you know, a number of cents in the earnings line?

Jim Offerdahl - Convio Inc. - VP, CFO

Yes, I think, in summary, I would expect a neutral in total for both. We don’t expect any really incremental revenue from the new services rev rec. Certainly nothing material in Q1. And for the Strategic One acquisition, we expect that to be earnings neutral in Q1, and in 2011 as well.

Tom Roderick - Stifel Nicolaus - Analyst

Okay. Very good. Thank you, guys. I appreciate the detail.

Gene Austin - Convio Inc. - CEO

Thank you, Tom.

Operator

And the next question will come from the line of Mark Murphy, Piper Jaffray.

Mark Murphy - Piper Jaffray - Analyst

Yes, thank you. Good morning. Gene, I wanted to ask you a question on Common Ground, and — just, can you comment on the pace of the seat expansions for organizations that deployed Common Ground maybe a year ago, or even two years ago, when the product was launched? I’m just trying to understand if it’s those expansions that are driving more the growth in Common Ground, or is it more on the side of new business that’s driving it?

Gene Austin - Convio Inc. - CEO

Yes, Mark, it’s still primarily new business that’s driving the growth in Common Ground. And the average MRR per Common Ground transaction is beginning to tick up. We think that’s going to tick up even further as we continue to add more functionality on top. So as — we added Common Ground online fundraising in December. That’s going to, I think, probably have about a 50% attach rate to Common Ground. It’s very early, so I’m kind of giving you a best guess there. But early indications are the reception for that application has been very strong. That being said, we are beginning to see — it’s not material at this point — but we are beginning to see some good growth in seat increases from current installed clients.

Mark Murphy - Piper Jaffray - Analyst

Okay, great. That’s good to hear. And also, Gene, I just wanted to try to clarify something on the business climate in general. One of your competitors publishes an online giving index, and that actually showed some deceleration in online giving toward year-end — I think it was through November. And you commented on what you saw in the last ten days. So I’m just wondering if, you know, does it align with what you saw, or is there some kind of a difference or maybe a bifurcation in the health of your respective customer bases?

Gene Austin - Convio Inc. - CEO

Well, I think that index is actually a cross-sectional view, and not necessarily aligned to just the Blackbaud client base. And December is a big month, so while it showed that little bit of deceleration, I would imagine that that index would show increases if it looked at December. But, that being said, you know, we have consistently seen stronger online fundraising growth throughout 2010 than any of the published indexes. And, you know, I feel that that is just representative of the strength of what we provide from an online marketing and fundraising standpoint. So I absolutely am confident in our data, and I believe, when you talk to our clients, they will testify to the strength of what they’re seeing from an online standpoint.

Mark Murphy - Piper Jaffray - Analyst

Okay. And then one final one. When you consider the various online channels that are obviously evolving constantly, and, you know, you think about websites and email and text and Facebook and Twitter and chat and all the new channels, can you provide any additional color around adoption of the newer channels for online charitable giving? In other words, more the social and mobile channels.

Gene Austin - Convio Inc. - CEO

Well, I think the — I would say I would classify all of them still in very early days. That being said, you know, we are starting to see some significant progress in raising money via Facebook and social media, especially around our special events. So I think some of our partners have developed applications, because of the openness of the Convio application, both applications that allow people to raise money very easily from their Facebook site.

And that, overall, feeds our TeamRaiser business, and feeds our usage revenue. But that would be the only area that I can tell you that I believe there’s been significant fundraising traction, when you actually look at dollars raised. That being said, there are a lot of success stories in advocacy and getting the word out and acquiring donors and acquiring constituents for the first time using these new media, and so, you would expect that fundraising and other types of results like that are going to follow as they acquire people.

Mark Murphy - Piper Jaffray - Analyst

Okay. Thank you very much.

Operator

And the next question will come from the line of Patrick Walravens, JMP Securities.

Patrick Walravens - JMP Securities - Analyst

Thank you. Congratulations, you guys. I want to start with a really big-picture question, which is, the total charitable giving, not just online, the last report I saw had just 2009, and I guess in 2009 it dropped almost 4%, and that was the first drop in 22 years. What would you guess happened in 2010?

Gene Austin - Convio Inc. - CEO

Oh, Pat, that’s a tough question. We’ll have those stats here in the next several months, probably in the April May timeframe. You know, it wasn’t a great environment in the first half of 2010, but it definitely improved in the second half, so I would say it’s going to be equal to slightly better for 2010. So I’m going to say it’s probably going to come in around flat overall. Now, you know, obviously, online is taking a greater share of that, which is why we’re seeing such strong growth going forward. But I think the year — I think somewhere in the middle of 2010 we began to see the recovery of fundraising overall.

Patrick Walravens - JMP Securities - Analyst

And would you guess, so then ‘11 will be up?

Gene Austin - Convio Inc. - CEO

Well, you know, I want to believe that, given — I think — again, I think I’ve gone on record on this before. I think employment has to improve before we start seeing widespread improvement in fundraising. I think the other thing I will tell you is that, with state budgets going through what they’re going through, higher education organizations are going to suffer more. So we’re hopeful, but there’s still a fair amount of uncertainty.

Patrick Walravens - JMP Securities - Analyst

Okay. And Jim, did you give us the annual bookings metric? I might have just missed it.

Jim Offerdahl - Convio Inc. - VP, CFO

We talked about our bookings in 2010, up 11%, and for 2011 we expect it to be up faster — at a faster rate than that.

Patrick Walravens - JMP Securities - Analyst

Right. And then, lastly, Jim, if you could just hit one more time — Where does your conviction come from that the growth rate will accelerate in the second half? Is it based on business you’ve already booked, or is it based on what you see happening this quarter or next quarter?

Gene Austin - Convio Inc. - CEO

No, I think it’s — Pat, I’m very optimistic about our free kind of core strategy, which is the strength that can be online marketing. Online is taking a — forget about the overall macro environment. Just the online success that our clients are seeing is driving more interest all the time. I think Common Ground in the mid-market has a tremendous amount of traction already, because it brings an integrated set of CRM and online capabilities to less sophisticated nonprofits who are looking for an inexpensive way, but yet a powerful way, to kind of get engaged. And we just continue to see great growth there.

And then, lastly, Common Ground, for the enterprise, we’re going to have more to say specifically on our strategy there here in the next few months. But we have some great anchor accounts in the ones I described in the call. The Salesforce platform is a very productive platform. It allows us to do a lot very quickly as we build our enterprise functionality. Our partnership with Salesforce — I should note that they’re adding a number of nonprofit sales people that are working hand-in-hand with our team on large organizations.

And I think, overall, I think the enterprise for Common Ground is going to be a rich area as well — more towards the second half of the year as our strategy unfolds. But we continue to see a lot going on there. So don’t let my comments about trying to predict what overall giving looks like dampen the fact that, you know, the management team here definitely feels better about 2011 than we did this time last year.

Patrick Walravens - JMP Securities - Analyst

Okay. Thank you.

Operator

And the next question will come from the line of Brendan Barnicle, Pacific Crest.

Brendan Barnicle - Pacific Crest - Analyst

Thanks so much, guys. I wanted to just follow up on Strategic One. First, when do you think it’s closing?

Jim Offerdahl - Convio Inc. - VP, CFO

It’s closed.

Brendan Barnicle - Pacific Crest - Analyst

Okay. So we’ll get the full benefit starting in this quarter?

Jim Offerdahl - Convio Inc. - VP, CFO

Yes.

Brendan Barnicle - Pacific Crest - Analyst

And then, how did that revenue typically run? Was there any seasonality to it? Or was it fairly consistent?

Jim Offerdahl - Convio Inc. - VP, CFO

Yes, it’s fairly consistent. It can fluctuate. It’s a services business. It’s going to fluctuate a little bit. But there’s no seasonality — nothing like our usage seasonality.

Brendan Barnicle - Pacific Crest - Analyst

Great. And then the margin profile on that is going to be — I mean, is that going to have any impact from the EITF08-1 rule change?

Jim Offerdahl - Convio Inc. - VP, CFO

No, we don’t think so. I mean, we think that’ll roll — the EITF rule change will roll out over time, because the old contract’s still accounted for under the old method, and only new contracts, post-January 1st, are under the new method. So I don’t really expect anything material from S-One in combination with that new standard.

Brendan Barnicle - Pacific Crest - Analyst

Great. Thanks a lot.

Operator

(Operator Instructions.)

Our next question will come from the line of Laura Letterman, William Blair.

Laura Letterman - William Blair - Analyst

Yes, good morning. Congratulations on a good quarter and thanks for taking our questions. Following up on Pat’s question on the confidence for 2011, historically you guys have been really conservative in providing guidance, and I think that’s why you’re getting a lot of questions around the guidance. So I’m asking the question another way, which really is, if you look at your ‘11 number, are you expecting kind of a higher percentage to come from business not yet signed than you did in ‘10, when you were entering that year?

Gene Austin - Convio Inc. - CEO

All right, so, let me start, and Jim can add color if he wants. So recall that we enter each year with a high degree of revenue predictability, both from a subscription services and a usage revenue standpoint. And I think the most important thing, as we look at ‘11, is that in 2010 we began to see some significant improvement, obviously in the execution and sales of our business. And so, at this point, we’re — as you see in our guidance for Q1, it’s 6% to 7%. But we made commentary that we believe the second half of 2011’s revenue growth will be significantly higher than current rates.

We believe our model, and our model says that we are bottoming out on revenue growth rates here in the Q4 and Q1 timeframe, and that we are going to see revenue growth rates approach or begin to start heading back towards that 20% organic growth that we think is important for the business going forward. So it’s really more how our deals that we closed in 2010 are being deployed and come online, if you will, during the course of 2011, and how that manifests itself into revenue.

Jim Offerdahl - Convio Inc. - VP, CFO

And I’ll just add one thing. Go ahead, Laura, I’m sorry.

Laura Letterman - William Blair - Analyst

No, you go ahead. I’m sorry, Jim.

Jim Offerdahl - Convio Inc. - VP, CFO

I just had one thing. From a usage standpoint, we had such a strong year in 2010, and while we’re expecting another strong year, we don’t expect quite the same growth rate for usage.

Laura Letterman - William Blair - Analyst

That’s helpful. It’s sort of funny, the same way you make an apposition in sort of the database marketing space. So does Blackbaud. I’d love to get your thoughts on what they’ve acquired and how it differs from what you’ve acquired, and just sort of general thoughts on that.

Gene Austin - Convio Inc. - CEO

Well, I think PIDI has been a long-time database organization in our marketplace. They have about 40 to 50 organizations in the nonprofit sector. They’ve been primarily a service-grow-based database organization, with some analytics. But their analytics business, I would say, is very new and not well-entrenched in the market. On the other hand, we bought Strategic One because we believe they are extremely strong in analytics, and as an organization begins to really put strategies together to really attack all of these different channels of engagement effectively, they need information modeling analytics to help them make smart decisions about where they’re going to make investments in their fundraising.

You know, again, I’ve done this before, but when I look at how Convio and Blackbaud are approaching the future — you know, and I have a tremendous amount of respect for the business that Blackbaud has built — but we are approaching the world very differently. First and foremost, we are a cloud-based organization. We believe in cloud computing, and we believe that that is the best way to drive cost of ownership lower and provide the best functionality. And we continue to invest in it — we have new and exciting projects based on cloud technologies just around the corner.

Second is, we are committed as a business to open technologies and open standards. I believe Salesforce and Force.com is one such example where we’re getting a ton of reception from the nonprofit community about integrating applications that other software vendors are building for nonprofits with Common Ground. And we believe we’re going to build a very strong best-of-breed platform over time that provides significant value and a lot of choice. I mean, our nonprofits are very much like businesses. They want choice; they want the ability to choose the right solution for the right job.

And then, lastly, we see the future differently, in my opinion. Convio believes that the fundamental success of the future is integrating the online and offline channels in the most effective way possible. We are a leader in online. We know the new media better than anybody. And so, we believe we’re well-positioned to kind of bring everything together in a cohesive strategy moving forward. I don’t — I believe that the two companies just see the world differently, and we both are going to attack the world in our own respective ways. I kind of like the horse I’m riding.

Laura Letterman - William Blair - Analyst

A final question from me, and then I’ll pass it on. Common Ground — can you give us a sense of ASPs, where they are? Customers historically provided those types of metrics. Whatever you can share would be great.

Jim Offerdahl - Convio Inc. - VP, CFO

Yes, Laura, this is Jim. The average deal size has been in the 300 to 400 range, typically — it has been in the last quarter. So it’s ticked up. As Gene mentioned, we introduced the Common Ground fundraising module, which can add to the deal size. So it’s still early there. That was introduced in December. But we did see an uptick towards the end of the quarter.

Gene Austin - Convio Inc. - CEO

And that’s a monthly revenue rate that Jim quoted.

Laura Letterman - William Blair - Analyst

Thank you.

Operator

And the next question will come from the line of Ed Calkins, RGM Capital.

Edward Calkins - RGM Capital - Analyst

Hi there, gentlemen. I was wondering whether you had any further insight into the dynamics around the venture capital holders that existed with the company pre-IPO, and when their trading window opens up again.

Jim Offerdahl - Convio Inc. - VP, CFO

Yes, this is Jim. We still do have venture capital holders, and they are subject to trading windows. The trading window opens up a couple days after the earnings call. So there are, of course, limits from a rule 144 standpoint as to how many they can move out.

Edward Calkins - RGM Capital - Analyst

Thank you.

Operator

And that appears to be our last question. Mr. Austin, I will turn the call back to you.

Gene Austin - Convio Inc. - CEO

Thank you all for attending our call here for 2010. We look forward to talking with you again in May as 2011 unfolds. Thanks again.

Operator

And this does conclude today’s conference. Thank you for your participation. You may now disconnect, and have a great day.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©  2011 Thomson Reuters. All Rights Reserved.